UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 14, 2011

State Bank Financial Corporation

(Exact name of registrant as specified in its charter)

Georgia

(State or other jurisdiction of incorporation)

000-54056	27-1744232
(Commission File Number)	(IRS Employer Identification No.)

415 East Paces Ferry Road, NE, Suite 250
Atlanta, Georgia	30305
(Address of principal executive offices)	(Zip Code)

(404) 475-6599

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 8.01                                           Other Events.

On October 14, 2011, State Bank and Trust Company (the “Bank”), the wholly-owned subsidiary bank of State Bank Financial Corporation (the “Company”), entered into a Purchase and Assumption Agreement with the Federal Deposit Insurance Corporation (the “FDIC”), as Receiver of Piedmont Community Bank, Gray, Georgia (“Piedmont”), and the FDIC, acting in its corporate capacity, pursuant to which the Bank acquired substantially all of the assets, and assumed substantially all of the deposits and certain liabilities, of Piedmont.

In the transaction, the Bank assumed $175.6 million of deposits and $18.3 million of other liabilities.  The Bank acquired approximately $199.6 million of the assets of Piedmont, including $110.8 million in loans and $88.8 million of cash and cash equivalents, securities and other assets. The deposits were acquired with no premium, and the assets were acquired at a discount of $36.5 million.  To settle the transaction, the FDIC made a cash payment to the Bank totaling $31.1 million, based on the differential between liabilities assumed and assets acquired, taking into account the asset discount.

In connection with the acquisition, the Bank entered into two loss share agreements with the FDIC that collectively cover approximately $159.5 million of Piedmont’s assets, including 100% of the acquired loans and other real estate (with the exception of consumer loans) (collectively, the “covered assets”).  Under these loss share agreements, the FDIC agreed to assume 80% of losses and share 80% of loss recoveries on the covered assets, beginning with the first dollar of loss incurred.  The term for loss share on single-family residential real estate loans is ten years, while the term for loss share on non-residential real estate loans is five years with respect to losses and eight years with respect to recoveries.

On October 14, 2011, the Company issued a press release announcing the acquisition.  A copy of the press release is attached as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d)      Exhibits.

Exhibit No.	Exhibit

99.1	Press release dated October 14, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STATE BANK FINANCIAL CORPORATION

Dated: October 19, 2011	By:	/s/ J. Daniel Speight
J. Daniel Speight
Chief Operating Officer